Exhibit 99.1

Contact:	Press:	Or	Investor Relations:
	Ann Charles		Viewpoint Corporation
	Viewpoint Corporation		212-201-0800
	212-201-0821		ir@viewpoint.com
tyemets@viewpoint.com

VIEWPOINT COMPLETES ACQUISITION OF MAKOS ADVERTISING L.P.

NEW YORK, May 2, 2007 –Viewpoint Corporation (NASDAQ: VWPT), a leading Internet Marketing Technology company, today announced that it has completed the acquisition of MAKOS Advertising, L.P., an Austin, Texas based full service creative agency that specializes in broadcast and video advertising, branding and graphic design.

“We are pleased to join forces with MAKOS, which underscores our strategy to expand our advertising offering and leverage new local markets which are currently being underserved in the online space,” said Patrick Vogt, President and Chief Executive Officer. “MAKOS’ advertising will enhance our ability to better serve clients who require cross platform advertising support including broadcast video, creative and story boarding capabilities. We look forward to working together to capture more growth in our business as marketers increasingly look to develop integrated strategies to reach their target audience through multiple mediums.”

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group, Unicast, Viewpoint’s online advertising group, and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint's technology and services are behind the online presence of some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 100 employees principally at its headquarters in New York City and in Los Angeles.

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FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect

Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission.

Copyright © 2007 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.